EXHIBIT 99

NEWS RELEASE	For more information
For Immediate Release	Mary Ryan
630-663-8283

Aftermarket Technology Corp. Reports Third Quarter 2005 Results

•	Net sales for the quarter reached a record $123.2 million

•	Logistics Segment achieved record net sales of $41.8 million

•	Earnings per share from continuing operations of $0.40 exceeded guidance of $0.35-$0.39

DOWNERS GROVE, Illinois, Wednesday, October 26, 2005--Aftermarket Technology Corp. (NASDAQ:ATAC), today reported financial results for the quarter ended September 30, 2005.

For the quarter, ATC achieved record net sales of $123.2 million, which increased from $107.6 million in the third quarter of 2004. Income from continuing operations increased to $8.6 million in the third quarter of 2005 compared to $8.4 million for the third quarter of 2004, while income from continuing operations per diluted share of $0.40 for the third quarter of 2005 matched last year’s third quarter. The Company ended the quarter with $50.4 million in net debt.

Management Comments

In commenting on the Company’s results, Don Johnson, Chairman, President and CEO said, “I am pleased to report that during the third quarter we achieved record revenues, driven primarily by substantial growth in our Logistics Segment. As a result, our third quarter earnings from continuing operations per diluted share of $0.40 exceeded the top of our guidance range of $0.35-$0.39.”

“Within our Drivetrain Segment, we recorded sales of $75.7 million during the quarter compared to $74.2 million in the third quarter of last year. We experienced generally stable volumes in our base transmission business with Honda, Ford, and Chrysler and, as expected, weakness in our European engine business, and some ancillary programs and services, which was offset by a one-time sale of transmission component parts.”

“Additionally, Drivetrain Segment profit of $10.4 million, or 13.7% of segment revenues, was in line with our guidance for the quarter. This reflected the costs for the new medium- and heavy-duty truck remanufactured transmission program launch, ongoing business development initiatives, and initial development of CVP transmissions for various customer applications. Strong performance in our lean and continuous improvement cost reduction program partially offset these costs.”

“Our Logistics Segment delivered its strongest quarterly revenue in history with net sales of $41.8 million, representing a 50% increase over the third quarter of 2004. Strength in the quarter came from volumes associated with the rollout and ramp-up of our new returns, test and repair center, and the implementation of other new business, coupled with continued organic growth. Segment profit for the quarter improved 23% to $5.3 million compared to the same period last year. Segment margin of 12.7% was in line with our guidance and continues to reflect gradual improvement with the start-up costs in our new facility largely behind us.”

“In our Independent Aftermarket business, sales of $5.6 million in the third quarter were essentially flat with the prior year’s third quarter, resulting in an operating loss of $0.8 million compared to a loss of $1.1 million in the third quarter of 2004. Year-to-date we have narrowed our losses by 64% compared to 2004.”

Mr. Johnson concluded, “As we look towards the balance of the year, we expect our fourth quarter 2005 earnings per share from continuing operations to be in the range of $0.41-$0.45, including $0.03 per share related to potential unclaimed research and development tax credits. We expect our results to be driven by continued strength in Honda volumes, the ramp-up of our medium- and heavy-duty remanufactured transmission program, and growth in our Logistics Segment resulting from seasonal strength and implementation of new business. Our lean and continuous improvement cost reduction program remains on track to achieve its year-end goal of $21 million in savings and we expect to end the year with net debt below our initial $60 million goal.”

“For the full year, our guidance is $1.41-$1.45 earnings per diluted share from continuing operations, including $0.03 per share related to the potential research and development tax credits. We remain committed to investing in new business and product development to grow and diversify ATC’s revenues, customers, products, and markets.”

ATC will simultaneously host a conference call (dial-in number is 800-946-0742) and webcast on October 27, 2005 at 9:00 A.M. Central time to discuss items referenced in this press release.

Conference call information (for those interested in asking questions after the presentation) and the webcast link (for those interested in listening only) are available at the Company’s website at www.goATC.com. Click on Investor Relations and SEC Filings. Select Webcasts. Please access the website at least 15 minutes prior to the call to register, download slides and install any necessary audio/video software. A “No Audio-Slides Only” link is also available and will allow conference call participants to view slides in sync with the conference call.

The call and slides will be archived for one year on the ATC website and will be available two hours subsequent to the call.

For further information, please see the Company’s most recent Form 10-Q filed with the Securities and Exchange Commission.

ATC is headquartered in Downers Grove, Illinois. The Company provides outsourced engineered solutions and supply chain logistics services to the light vehicle (cars and light trucks) aftermarket and consumer electronics industries.

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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that are predictive or express expectations, that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions. Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate. Actual results may differ materially from those projected or implied in the forward-looking statements. The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings made by the Company with the Securities and Exchange Commission.

AFTERMARKET TECHNOLOGY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)

Net sales:
Products	$81,383	$79,730	$215,474	$218,696
Services	41,800	27,871	106,790	72,039
Total net sales	123,183	107,601	322,264	290,735

Cost of sales:
Products	63,944	59,872	165,681	165,527
Services	31,239	19,511	79,888	49,514
Total cost of sales	95,183	79,383	245,569	215,041

Gross profit	28,000	28,218	76,695	75,694

Selling, general and administrative expense	12,986	12,951	38,802	38,738
Amortization of intangible assets	31	31	94	94
Exit, disposal, certain severance and other charges	89	488	548	3,964

Operating income	14,894	14,748	37,251	32,898

Interest income	177	681	1,387	1,893
Other income (loss), net	24	(9)	624	(2)
Equity in income of investee	-	89	-	140
Interest expense	(1,840)	(1,757)	(5,711)	(5,369)

Income from continuing operations before income taxes	13,255	13,752	33,551	29,560

Income tax expense	4,645	5,314	12,053	11,110

Income from continuing operations	8,610	8,438	21,498	18,450

Loss from discontinued operations,
net of income taxes	(643)	(17,505)	(727)	(17,173)

Net income (loss)	$7,967	$(9,067)	$20,771	$1,277

Per common share - basic:
Income from continuing operations	$0.40	$0.41	$1.01	$0.87
Net income (loss)	$0.37	$(0.44)	$0.98	$0.06
Loss from discontinued operations	$(0.03)	$(0.84)	$(0.03)	$(0.81)

Weighted average number of common shares
outstanding	21,414	20,786	21,280	21,126

Per common share - diluted:
Income from continuing operations	$0.40	$0.40	$1.00	$0.86
Net income (loss)	$0.37	$(0.43)	$0.97	$0.06
Loss from discontinued operations	$(0.03)	$(0.83)	$(0.03)	$(0.80)

Weighted average number of common and
common equivalent shares outstanding	21,655	21,048	21,494	21,458